Filed Pursuant to Rule 433
Registration No. 333-165543
Final Term Sheet
April 26, 2011
U.S.$3,000,000,000
AT&T Inc.
U.S.$1,750,000,000 2.950% GLOBAL NOTES DUE 2016
U.S.$1,250,000,000 4.450% GLOBAL NOTES DUE 2021

ISSUER:	AT&T Inc.

TITLE OF SECURITIES:	2.950% Global Notes due 2016 (the “Global Notes due 2016”) and 4.450% Global Notes due 2021 (the “Global Notes due 2021” and, together with the Global Notes due 2016, the “Notes”)

TRADE DATE:	April 26, 2011

SETTLEMENT DATE (T+3):	April 29, 2011

MATURITY DATE:	May 15, 2016, at par, for the Global Notes due 2016.
May 15, 2021, at par, for the Global Notes due 2021.

AGGREGATE PRINCIPAL	Global Notes due 2016: $1,750,000,000
AMOUNT OFFERED:	Global Notes due 2021: $1,250,000,000

PRICE TO PUBLIC (ISSUE PRICE):	Global Notes due 2016: 99.818%
Global Notes due 2021: 99.925%

GROSS SPREAD:	Global Notes due 2016: 0.350%
Global Notes due 2021: 0.450%

PRICE TO AT&T INC.:	Global Notes due 2016: 99.468%
Global Notes due 2021: 99.475%

NET PROCEEDS:	Global Notes due 2016: $1,740,690,000
Global Notes due 2021: $1,243,437,500

UNDERWRITERS’ REIMBURSEMENT OF AT&T INC.’S EXPENSES:	Underwriters to reimburse $375,000 of AT&T Inc.’s expenses

USE OF PROCEEDS:	General corporate purposes

INTEREST RATE:	Global Notes due 2016: 2.950% per annum
Global Notes due 2021: 4.450% per annum

INTEREST PAYMENT DATES:	Global Notes due 2016: Semiannually on each May 15 and November 15, commencing on November 15, 2011

Global Notes due 2021: Semiannually on each May 15 and November 15, commencing on November 15, 2011

DENOMINATIONS:	Minimum of $2,000 and integral multiples of $1,000 thereafter

OPTIONAL REDEMPTION:	At any time in whole or from time to time in part, at a make-whole call equal to the greater of (i) 100% of the principal amount of the Global Notes due 2016 or the Global Notes due 2021, as applicable, to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate plus 15 basis points for the Global Notes due 2016 and at a rate equal to the sum of the Treasury Rate plus 20 basis points for the Global Notes due 2021.

REDEMPTION FOR CHANGES IN TAX LAW:	In whole but not in part , if AT&T becomes obligated, or if there is a substantial probability that AT&T will become obligated, to pay additional amounts to holders of the Notes as a result of certain changes in the tax laws, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed together with interest accrued thereon to the date fixed for redemption.

INDENTURE AND RANKING:	The Notes will be issued under an indenture, dated as of November 1, 1994, between AT&T Inc. and The Bank of New York Mellon, as trustee. The Notes will be AT&T Inc.’s unsecured and unsubordinated obligations and will rank pari passu with all other indebtedness issued under the indenture.

RATINGS:	Moody’s: A2, S&P: A-, Fitch: A

JOINT BOOKRUNNERS:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc. Goldman, Sachs & Co. Wells Fargo Securities, LLC

CUSIP NUMBERS:	Global Notes due 2016: 00206R AW2
Global Notes due 2021: 00206R AX0

ISIN NUMBERS:	Global Notes due 2016: US00206RAW25
Global Notes due 2021: US00206RAX08

ALLOCATION:

	Principal Amount		Principal Amount
Underwriters	of 2016 Notes		of 2021 Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	U.S.$	332,500,000	U.S.$	237,500,000
Citigroup Global Markets Inc.		332,500,000		237,500,000
Goldman, Sachs & Co.		332,500,000		237,500,000
Wells Fargo Securities, LLC		332,500,000		237,500,000
The Williams Capital Group, L.P.		157,500,000		112,500,000
Banca IMI S.p.A.		96,250,000		68,750,000
Mizuho Securities USA Inc.		96,250,000		68,750,000
Aladdin Capital LLC		35,000,000		25,000,000
Samuel A. Ramirez & Company, Inc.		35,000,000		25,000,000

Total	U.S.$	1,750,000,000	U.S.$	1,250,000,000

Total		U.S.$3,000,000,000

REFERENCE DOCUMENT:	Prospectus Supplement, dated April 26, 2011; Prospectus, dated March 18, 2010.
     THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED AT 1-800-294-1322, CITIGROUP GLOBAL MARKETS INC. AT 1-877-858-5407, GOLDMAN, SACHS & CO. AT 1-866-471-2526 OR WELLS FARGO SECURITIES, LLC AT 1-800-326-5897.
     ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. A SECURITIES RATING IS NOT A RECOMMENDATION TO BUY, SELL OR HOLD SECURITIES AND MAY BE REVISED OR WITHDRAWN AT ANY TIME.